PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Announces New Board Member, Pamela J. Kessler

MILWAUKEE, WI (November 13, 2017) - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our,” “us,” and “DOC”), a self-managed healthcare real estate investment trust, today announced the addition of a new board member.

On November 10, 2017, Pamela J. Kessler accepted the invitation of the Board of Trustees (the "Board") of Physicians Realty Trust (the "Company") to join the Company's Board, effective on January 1, 2018. In connection with Ms. Kessler's appointment, the Board increased its size from 7 to 8 trustees. Ms. Kessler will stand for election at the Company's 2018 annual meeting of shareholders.

Ms. Kessler, 51, is currently Executive Vice President, Chief Financial Officer and Secretary of LTC Properties, Inc. (“LTC”), a position she has held since 2007. She has been with LTC as a member of the senior management team since 2000, when she joined as Vice President, Controller. Ms. Kessler oversees all aspects of finance, accounting, corporate reporting, tax and risk management, and is also responsible for LTC’s capital markets and key stakeholder engagement activities.  She has over 25 years of real estate experience and has demonstrated expertise in developing, leading and executing capital markets and financial planning and analysis activities. LTC (NYSE: LTC) is a $2.5 billion real estate investment trust that invests in seniors housing and post-acute/skilled nursing properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. Prior to joining LTC, Ms. Kessler served as the Corporate Controller for a privately held commercial and multifamily real estate developer. She was also the Director of Financial Reporting for Irvine Apartment Communities, a publicly traded multifamily REIT, and Assistant Controller of the Inland Empire division of KB Home, one of the nation’s largest publicly traded homebuilders. She began her career as a certified public accountant in the real estate group at Ernst & Young LLP. Ms. Kessler graduated with honors earning her bachelor’s degree in economics from the University of California, Irvine where she was the Vice President of Student Services.

“Physicians Realty Trust has had an outstanding Board of Trustees since our inception just over 4 years ago. We are excited to make it even better and welcome Pam to our Board,” said Governor Tommy G. Thompson, Chairman of the Board of Trustees. “Ms. Kessler brings years of healthcare real estate experience to our Board, and expands our Board’s financial expertise. We are honored she has accepted the role and look forward to working with her for years to come.”

“We have known and had great respect for Pam for years. As a leader in the REIT industry, and with great experience in health care real estate and helping to grow and manage organizations through many cycles, we are very pleased to have her join our Board and help govern our organization as well as mentor our team,” said John T. Thomas, President and Chief Executive Officer of the Trust.

“As I have watched Physicians Realty Trust grow over the past 4 years, I have continually been impressed by their dynamic and collaborative company culture, relationship-oriented business development platform and well respected management team. I believe these are the hallmarks of success in our industry and what sets DOC apart from the competition,” said Ms. Kessler. “I am delighted to join the Board of Physician’s Realty Trust and look forward to helping contribute to the company’s future growth.”
About Physicians Realty Trust
Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of September 30, 2017, owned approximately 97.1% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed by the Company with the Commission on May 5, 2017, August 4, 2017 and November 3, 2017, respectively.

Source: Physicians Realty Trust